EXHIBIT 10.4

BROWN SHOE COMPANY, INC.

INCENTIVE AND STOCK COMPENSATION PLAN OF 2002
(as Amended and Restated)

AMENDMENT
TO
PERFORMANCE UNIT AWARD AGREEMENT
FOR THE PERFORMANCE PERIOD OF

FEBRUARY 3, 2008 TO JANUARY 29, 2011
for

Name of Participant:

Target Number of Performance Shares:

Effective Date of Performance Unit Award Agreement:  March 5, 2008

THIS AMENDMENT is made by and between by Brown Shoe Company, Inc., a New York corporation (the “Company”) and the above-named Participant, pursuant to the provisions of the Incentive and Stock Compensation Plan of 2002 (as Amended and Restated), and is made with respect to the Performance Unit Award Agreement referenced above (the “Award Agreement”).   The purpose of this Amendment is to amend the form of payment of the Performance Share award from payment in shares of the Company’s stock to a payment in cash, with the cash payment to be the fair market value of the shares that would have otherwise been issuable pursuant to the Award Agreement.  This Amendment will have no effect on the Cash Award that is also covered by the Award Agreement.

For good and valuable consideration exchanged between the parties in connection with their ongoing relationship, the parties hereto agree to amend Award Agreement as follows:

1. Section 6 shall be deleted and replaced with the following:

“6.           Form and Timing of Payment of the Award.  Payment of any earned Performance Shares shall be made in cash based on the Fair Market Value of the Performance Shares earned and approved for payment hereunder, with the Fair Market Value to be determined as of the date the Compensation Committee of the Company’s  Board of Directors approves payment of the Performance Share award.   Payment of the earned Cash Award shall be made in cash.  Payment of the earned Awards shall be made within sixty (60) calendar days following the close of the Performance Period.”

2.           Section 5 shall be deleted and replaced with the following:

“5.           Dividends. No dividends shall accrue to the benefit of Participant with respect to the Performance Shares.”

3.           Section 9 of the Award Agreement shall be amended to delete any reference to payments of withholding taxes in shares of stock.  Accordingly, the first sentence of Section 9 shall remain in effect and the second and third sentences shall be deleted.
4.           In all other respects, the Award Agreement shall remain unchanged.

5.           All capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Award Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed effective as of date of Participant’s signature below, and if not dated, then upon Company’s  receipt of this Amendment signed by the Participant.

            BROWN SHOE COMPANY, INC.

            BY:__________________________
                 Sarah Stephenson, Vice President-Total Rewards

            Dated:  February __, 2009

            Participant:

            ______________________________

            Dated: _________, 2009